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                                                                  Exhibit 11.

NORWEST CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

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In thousands, except per share Amounts                       Year Ended December 31
                                                     1993      1992     1991     1990     1989

PRIMARY:
  Weighted average number of common shares
    outstanding                                     $290,689  288,130  283,240  269,357  267,310
  Net effect of assumed exercise of stock options
    based on treasury stock method using average
    market price                                       2,658    2,422    2,114    1,104    1,704
                                                    $293,347  290,522  285,354  270,461  269,014
  Income before cumulative effect of a change in
    accounting for postretirement medical benefits  $653,632  440,035  400,870  156,277  274,944
  Less dividends accrued on Cumulative
    Preferred Stock                                  (11,606) (11,751) (12,581)  (2,592)  (6,105)
  Less dividends accrued on Cumulative
    Convertible Preferred Stock, Series B            (16,013) (16,078)  (6,034)       -        -
  Income before cummulative effect of a change in
    accounting for postretirement medical
    benefits, as adjusted                            626,013  412,206  382,255  153,685  268,839
  Cumulative effect of a change in accounting
    for postretirement medical benefits                    -  (75,974)       -        -        -
  Net income, as adjusted                           $626,013  336,232  382,255  153,685  268,839
  Income per share before cumulative effect
    of a change in accounting for
    postretirement medical benefits                 $   2.13     1.42     1.34     0.57     1.00
  Net income per share                              $   2.13     1.16     1.34     0.57     1.00

FULLY DILUTED:
  Weighted average number of common shares
    outstanding                                      290,689  288,130  283,240  269,357  267,310
  Net effect of assumed exercise of stock options
    based on treasury stock method using average
    market price or period-end market price,
    whichever is higher                                2,634    2,944    3,106    1,288    1,966
  Assumed conversion of 6-3/4% convertible
    subordinated debentures due 2003 and 12%
    convertible notes due 1993 as of the
    beginning of the period                               73    1,206    1,722    2,032    2,571
Assumed conversion of Cumulative
    Convertible Preferred Stock, Series B             12,628   12,683    4,656        -        -
                                                     306,024  304,963  292,724  272,677  271,847
  Income before cumulative effect of a change
    in accounting for postretirement
    medical benefits                                $653,632  440,035  400,870  156,277  274,944
  Less dividends accrued on Cumulative
    Preferred Stock                                  (11,606) (11,751) (12,581)  (2,592)  (6,105)
  Add interest and amortization of debt expense, net
    of income tax effect, for 6-3/4% convertible
    subordinated debentures due 2003 and 12%
    convertible notes due 1993                           16       699      869      938    1,048
  Income before cumulative effect of a change in
    accounting for postretirement medical
    benefits, as adjusted                            642,042  428,983  389,158  154,623  269,887
  Cumulative effect of a change in accounting for
    postretirement mendical benefits                       -  (75,974)       -        -        -
  Net income, as adjusted                           $642,042  353,009  389,158  154,623  269,887
  Income per share before cumulative effect
    of a change in accounting for
    postretirement medical benefits                 $   2.10     1.41     1.33     0.57     0.99
  Net income per share                              $   2.10     1.16     1.33     0.57     0.99

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